Exhibit 99.1

Four Radnor Corporate Center, Suite 200

Radnor, PA 19087

Ph: (610) 687-8900 Fax: (610) 687-3688

www.pennvirginia.com

FOR IMMEDIATE RELEASE

PENN VIRGINIA CORPORATION ANNOUNCES

ACQUISITION OF EAGLE FORD SHALE ASSETS

STRATEGIC TO EXISTING ASSET POSITION IN GONZALES AND LAVACA COUNTIES, TEXAS

APPROXIMATELY 19,000 NET ACRES, BRINGING TOTAL EAGLE FORD SHALE NET ACREAGE TO APPROXIMATELY 54,000 NET ACRES

ESTIMATED PROVED RESERVES OF 12.0 MILLION BARRELS OF OIL EQUIVALENT (MMBOE)

PRODUCTION OF APPROXIMATELY 3,200 BARRELS OF OIL EQUIVALENT PER DAY (BOEPD)

43 PRODUCING WELLS AND APPROXIMATELY 345 POTENTIAL DRILLING LOCATIONS

RADNOR, PA (Business Wire) April 3, 2013 – Penn Virginia Corporation (NYSE: PVA) today announced that it has entered into a definitive agreement with Magnum Hunter Resources Corporation (NYSE: MHR) to acquire producing properties and undeveloped leasehold interests in the Eagle Ford Shale play for approximately $400 million. We expect the transaction to close in early to mid-May 2013, subject to customary post-closing adjustments.

Transaction Highlights

•	We will acquire approximately 40,600 (19,000 net) mineral acres located in Gonzales and Lavaca Counties, Texas, in areas adjacent to our current position in both counties. As a result, we will have approximately 83,000 gross (54,000 net) contiguous acres in the volatile oil window of the Eagle Ford Shale, and we will increase our drilling inventory by 345 (169 net) locations from 295 (251 net) drilling locations to 640 (420 net) drilling locations.

•	The assets include working interests in 46 (22.1 net) producing wells, bringing our combined producing Eagle Ford Shale well count to 117 (82.0 net) wells. Seven wells are in the process of being completed or awaiting completion and four wells are being drilled on the acreage being acquired.

•	Estimated net oil and gas production for the acquired assets was approximately 3,200 BOEPD during February 2013, which would have brought our total February 2013 production to approximately 19,500 BOEPD and our Eagle Ford Shale production in February 2013 to approximately 10,900 BOEPD.

•	Based on a third-party reserve engineering firm’s year-end 2012 review of the acquired assets, proved reserves as of December 31, 2012 were approximately 12.0 MMBOE, 96 percent of which were crude oil and natural gas liquids (NGLs) and 37 percent of which were proved developed. Based on our third-party reserve engineering firm’s year-end 2012 review, our Eagle Ford Shale proved reserves were 26.2 MMBOE.

•	Based on our internal estimates as of year-end 2012, probable and possible reserves for the acquired assets were 3.3 MMBOE and 52.8 MMBOE, respectively. Based on our third-party reserve engineering firm’s year-end 2012 review, our Eagle Ford Shale probable and possible reserves were 8.6 MMBOE and 36.5 MMBOE, respectively.

•	Our 2013 production is expected to increase by approximately 3,700 to 4,400 BOEPD for the last seven and one-half months of 2013, with net 2013 capital expenditures expected to increase by approximately $72 to $82 million. We estimate that additional net operating cash flows, prior to interest expense, will be approximately $60 to $70 million during the last seven and one-half months of 2013. As previously announced, our current full-year 2013 production guidance is approximately 15,500 to 16,900 BOEPD and capital expenditures guidance of $360 to $400 million.

•	With this acquisition, we now expect to drill up to 62 (39.3 net) Eagle Ford Shale wells during 2013, as compared to current guidance of 38 (28.8 net) Eagle Ford Shale wells.

•	In light of this acquisition and the positive results of additional wells drilled in Lavaca County, we have decided to retain our full working interest of about 94 percent in 17 out of 22 drilling units in Lavaca County which we were previously considering selling.

Transaction Financing

The transaction is not subject to a financing contingency. We intend to finance the pending acquisition with a combination of debt and equity, as well as cash on hand. At our option, the equity financing can consist of the sale to MHR of 10 million shares of our common stock at $4.00 per share. In addition, we have obtained a senior unsecured bridge facility from the Royal Bank of Canada and Wells Fargo to backstop any financing requirements.

RBC Capital Markets is serving as our exclusive financial advisor on the transaction.

Pro Forma Financial and Operating Data

We have attached pro forma financial and operating data as of and for the year ended December 31, 2012 to this news release.

Management Comment

H. Baird Whitehead, President and Chief Executive Officer stated, “This is a transformational acquisition which will add significantly to our leasehold and drilling inventory in the Eagle Ford Shale play and is highly complementary to our existing operating areas where we and MHR have had very successful drilling results.

“This acquisition will bring our total leasehold position to over 54,000 net acres with up to 640 drilling locations or, at a minimum, an eight-year inventory based on the expected drilling program across our expanded footprint. Increasing our rig count to six rigs should allow us to achieve significant growth in this high-margin play.”

Conference Call to Discuss the Acquisition

A conference call and webcast, during which management will discuss the acquisition, is scheduled for Wednesday, April 3, 2013 at 9:00 a.m. ET. Investors and analysts may participate via phone by dialing toll free 1-877-316-5288 (international: 1-734-385-4977) five to 10 minutes before the scheduled start of the conference call (use the conference code 30191242), or via webcast by logging on to our website, www.pennvirginia.com, at least 15 minutes prior to the scheduled start of the call to download and install any necessary audio software. Presentation slides are available under “Presentations & Webcasts” in the “Investor Relations” section of our website. A telephonic replay will be available for two weeks beginning approximately 24 hours after the call. The replay can be accessed by dialing toll free 1-855-859-2056 (international: 1-404-537-3406) and using the conference code 30191242. In addition, an on-demand replay of the webcast will also be available for two weeks at our website beginning approximately 24 hours after the webcast.

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Penn Virginia Corporation (NYSE: PVA) is an independent oil and gas company engaged primarily in the development, exploration and production of oil and natural gas in various domestic onshore regions including Texas, Oklahoma, Mississippi and Pennsylvania. For more information, please visit our website at www.pennvirginia.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements include statements about future operations, estimates of reserve and production volumes and the anticipated timing for closing the pending transaction. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: our ability to successfully complete the pending acquisition, integrate that business with ours and realize the anticipated benefits from the acquisition; any unexpected costs or delays in connection with the acquisition; the volatility of commodity prices for oil, NGLs and natural gas; our ability to develop, explore for, acquire and replace oil and natural gas reserves and sustain production; our ability to generate profits or achieve targeted reserves in our development and exploratory drilling and well operations; any impairments, write-downs or write-offs of our reserves or assets; the projected demand for and supply of oil, NGLs and natural gas; reductions in the borrowing base under our revolving credit facility; our ability to contract for drilling rigs, supplies and services at reasonable costs; our ability to obtain adequate pipeline transportation capacity for our oil and gas production at reasonable cost and to sell the production at, or at reasonable discounts to, market prices; the uncertainties inherent in projecting future rates of production for our wells and the extent to which actual production differs from estimated proved oil and natural gas reserves; drilling and operating risks; our ability to compete effectively against other independent and major oil and natural gas companies; our ability to successfully monetize select assets and repay our debt; leasehold terms expiring before production can be established; environmental liabilities that are not covered by an effective indemnity or insurance; the timing of receipt of necessary regulatory permits; the effect of commodity and financial derivative arrangements; our ability to maintain adequate financial liquidity and to access adequate levels of capital on reasonable terms; the occurrence of unusual weather or operating conditions, including force majeure events; our ability to retain or attract senior management and key technical employees; counterparty risk related to their ability to meet their future obligations; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters; uncertainties relating to general domestic and international economic and political conditions; and other risks set forth in our filings with the SEC.

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the SEC. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Summary Pro Forma Financial Data

The summary pro forma financial data presented as of and for the year ended December 31, 2012 are derived from our unaudited pro forma condensed consolidated financial statements. The pro forma statement of operations data for the year ended December 31, 2012 assumes the transactions listed below occurred on January 1, 2012. The pro forma balance sheet data as of December 31, 2012 assumes the transactions listed below occurred as of December 31, 2012.

The pro forma financial data give effect to the pending acquisition and to the financing thereof with a combination of debt and the issuance to MHR of $40 million of our common stock. The unaudited pro forma financial data are based on certain assumptions and do not purport to be indicative of the results which would actually have been achieved if the pending acquisition and other transactions listed above had been consummated on the dates indicated, or of results that may be achieved in the future.

	Year Ended December 31, 2012
	Pro Forma		Historical
	(in thousands)
Statement of operations data:
Revenues
Crude oil	$299,803	(1)	$229,572
NGLs	32,377	(1)	31,051
Natural gas	50,415	(1)	49,861
Gain on sale of property and equipment, net	4,282		4,282
Other	2,383		2,383

Total revenues	389,260		317,149
Operating expenses
Lease operating	37,289	(1)	31,266
Gathering, processing and transportation	14,547	(1)	14,196
Production and ad valorem taxes	14,542	(1)	10,634
General and administrative	45,900		45,900
Exploration	95,103		34,092
Depreciation, depletion and amortization	232,263		206,336
Impairments	104,484		104,484
Loss on firm transportation commitment	17,332		17,332

Total operating expenses	561,460		464,240

Operating loss	(172,200)		(147,091)
Other income (expense)
Interest expense	(94,917	)(2)	(59,339)
Loss on extinguishment of debt	(3,164)		(3,164)
Derivatives	36,187		36,187
Other	116		116

Loss before income taxes	(233,978)		(173,291)
Income tax benefit	92,734		68,702

Net loss from continuing operations	(141,244)		(104,589)
Preferred stock dividend	(1,687)		(1,687)

Loss attributable to common shareholders	$(142,931)		$(106,276)

(1)	Includes historical revenues of $72.1 million and direct operating expenses of $10.3 million related to the acquired assets for the year ended December 31, 2012.
(2)	Assumes an interest rate of 8.75% for the debt financing. Total interest includes interest expense plus interest capitalized during the period.

	Year Ended December 31, 2012
	Pro Forma	Historical
	(in thousands)
Balance sheet data (at period end):
Assets:
Current assets:
Cash and cash equivalents	$17,650	$17,650
Accounts receivable, net of allowance for doubtful accounts	62,978	62,978
Derivative assets	11,292	11,292
Other current assets	4,595	4,595

Total current assets	96,515	96,515
Property and equipment, net (successful efforts method)	2,167,734	1,723,359
Derivative assets	5,181	5,181
Other assets	31,309	17,934

Total assets	$2,300,739	$1,842,989

Liabilities and shareholders’ equity:
Current liabilities:
Accounts payable and accrued liabilities	$111,655	$111,655
Deferred income taxes	370	370

Total current liabilities	112,025	112,025
Other liabilities	30,401	28,901
Derivative liabilities	1,421	1,421
Deferred income taxes	210,173	210,767
Long-term debt	1,012,759	594,759
Total shareholders’ equity	933,960	895,116

Total liabilities and shareholders’ equity	$2,300,739	$1,842,989

Summary Pro Forma Reserve, Production and Operating Data

The following table presents our historical and pro forma oil and natural gas reserves and present values as of the dates indicated. Our historical reserve information was derived from reserve reports prepared by our third-party reserve engineering firm. Guidelines established by the Securities and Exchange Commission (SEC) regarding the present value of future net cash flows were utilized to prepare these estimates. Estimates of reserves and their value are inherently imprecise and are subject to constant revision and change, and they should not be construed as representing the actual quantities of future production or cash flows to be realized from oil and natural gas properties or the fair market value of such properties.

	Year Ended December 31, 2012
	Pro Forma	Historical
	(dollars in thousands)
Statement of operations data:
Proved reserves(3):
Crude oil (MMBbl)	35.7	24.9
NGLs (MMBbl)	21.4	20.7
Natural gas (Bcf)	410.5	407.5
Oil equivalents (MMBOE)	125.5	113.5
% oil and NGLs	45	40
% proved developed	41	41
Ratio of proved reserves to production (years) (4)	18.9	20.1
PV-10(5)	$933,209	$692,472
Standardized measure of discounted future net cash flows	$670,959	$497,874

(3)	Estimated proved reserves data is presented as of December 31, 2012 using unweighted average first-day-of-the month prices for the year ended December 31, 2012. For historical reserves, the average prices for oil, NGLs and natural gas were $102.24 per barrel, $39.48 per barrel and $2.47 per MMBtu, respectively. For the acquired reserves, the average prices oil, NGLs and natural gas were $98.77 per barrel, $43.57 per barrel and $2.88 per MMBtu, respectively.
(4)	Reserves to production ratio is determined by dividing our proved reserves by the average daily production attributable to such reserves for the quarter ended December 31, 2012, on an annualized basis.

(5)	PV-10 is the present value of estimated future revenues to be generated from the production of proved reserves, before income taxes, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to financial hedging activities, non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%. Standardized measure is the present value of estimated future cash inflows from proved natural gas and oil reserves, less future development and production costs and future income tax expenses, discounted at 10% per annum to reflect timing of future cash flows and using the same pricing assumptions as are used to calculate PV-10. Standardized measure differs from PV-10 because standardized measure includes the effect of future income taxes. For purposes of computing our pro forma standardized measure, after giving effect to the pending acquisition, we have assumed that the tax rates applicable to the properties pending to be acquired would be the same as our historical tax rates.

PV-10 is considered a non-GAAP measure. We believe the presentation of the PV-10 value is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our proved reserves before taking into account corporate income taxes. We believe investors and creditors utilize our PV-10 value as a basis for comparison of the relative size and value of our reserves to other companies. Neither PV-10 value nor standardized measure reflects the impact of financial hedging transactions. The following reconciles our PV-10 value to our standardized measure:

	As of December 31, 2012
	Pro Forma	Historical
	(in thousands)
Statement of operations data:
PV-10 value	$933,209	$692,472
Income tax effect	(262,250)	(194,598)

Standardized measure	$670,959	$497,874

The following table sets forth our historical and pro forma production and average sales prices with respect to our oil and gas properties for the year ended December 31, 2012, as if the pending acquisition had occurred on January 1, 2012.

	Year Ended December 31, 2012
	Pro Forma	Historical
Total production:
Crude oil (MBbl)	2,938	2,252
NGLs (MBbl)	928	884
Natural gas (MMcf)	20,428	20,261

Total production (MBOE)	7,271	6,513

Average prices:
Crude oil ($/Bbl)	$102.04	$101.95
NGLs ($/Bbl)	34.89	35.13
Natural gas ($/Mcf)	2.47	2.46

Total ($/BOE)	$52.62	$47.67

Contact:	James W. Dean
Vice President, Corporate Development
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com